CONTRACT DATA PAGE

Contract Number: [P9999999999] f1 Contract Date: [May 2, 2016] f1

Owner: [JOHN DOE] f1	Date of Birth: [March 1, 1976] f1	Age at Issue: [35] f1

2g [Owner: [JANE DOE] f1	Date of Birth: [June 10, 1976] f1	Age at Issue: [34] f1]

Annuitant: [JOHN DOE] f1	Date of Birth: [March 1, 1976] f1	Age at Issue: [35] f1

2g [Annuitant: [JANE DOE]	Date of Birth: [June 10, 1976] f1	Age at Issue: [34] f1]

Beneficiary: [As named by You]   f3

Initial Purchase Payment: [$10,000.00]  f1

Maximum Purchase Payment Without Our Approval: [$1,000,000]  f4

Purchase Payment Age Limit: [Prior to the 86th birthday]  f5

Minimum Subsequent Purchase Payment: [$500]

[Purchase Payments received on or after the [1st Contract Anniversary] will not be accepted into the Contract.]  f6

Fixed Account Option(s) – Minimum Guarantee Rate: [1.0%]  f7

With 30 days advance Written Notice, we may cease offering or modify the terms and conditions of the Fixed Account Option(s), Fixed Account Option(s) Guarantee Period and/or Dollar Cost Averaging (DCA) Fixed Account Option(s) if market conditions are such that we are not able to credit the Fixed Account Option(s) - Minimum Guarantee Rate shown on this page.

Fixed Account Option(s): [1 Year Fixed, 6 Month DCA Fixed, 1 Year DCA Fixed]  f8

Minimum Purchase Payment Amount to Allocate to a DCA Fixed Account:  [$ 600 - 6 Month DCA]     f9

                                  [$1,200 - 1 Year DCA]

Minimum Partial Withdrawal Amount: [$1,000]  f10

Maximum Penalty-Free Withdrawal Percentage: [10%]  f11

Minimum Systematic Withdrawal Amount: [$100]  f12

Minimum Amount Remaining After a Partial Withdrawal: [$2,000]  f13

Withdrawal Charge Schedule:

US-803-P5 (5/17)	3

CONTRACT DATA PAGE (Cont’d.)

Minimum Transfer Amount: [$100]  f16

Minimum Remaining Fund Balance After Transfer: [$100]  f17

Separate Account Charge (including guaranteed death benefit risk charge of [0.10%]):  f18

          Contract Years [1-5]: [1.55%]       f18

          Contract Years [6 & Thereafter]: [1.30%]

[Annual Contract Maintenance Fee: [$50]]                  f19

[We reserve the right to waive the fee for Contract Values of [$75,000.00] and up.]

Transfer Fee: [$25]  f20

Earliest Annuity Date After the Contract Date: 13 Months

Effective Annual Assumed Investment Rate for Variable Annuity Income Payments: [3.50%]  f21

Guaranteed Interest Rate for Fixed Annuity Income Payments: [1.50%]  f22

Latest Annuity Date: [1st day of the month following Your 95th Birthday]  f23

Misstatement of Age or Sex Interest Rate: [0.25%]  f24

Separate Account: [FS VARIABLE SEPARATE ACCOUNT]  f25

US-803-P5 (5/17)	4